AMENDMENT TO

CUSTODIAN AGREEMENT

This AMENDMENT TO CUSTODIAN AGREEMENT (“Amendment”) dated as of February 10, 2016, is by and between Spirit of America Investment Fund, Inc. (the “Company”) and Huntington National Bank (the “Custodian”).

W I T N E S S E T H:

WHEREAS, the Company and the Custodian are parties to that certain Custodian Agreement dated September 1, 2012 (such agreement, together with all exhibits, schedules, amendments, modifications, restatements, or other supplements thereto, and any other documents executed or delivered in connection therewith, the “Agreement”); and

WHEREAS, the Board of Directors of the Company approved the establishment of Class C Shares of each series of the Company, which Class C Shares is scheduled to commence operations on behalf of each series of the Company on or about February 29, 2016;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree that Appendix B to the Agreement is hereby amended to include each class and each series of the Company, as set forth in Exhibit A attached hereto and made a part hereof.

IN WITNESS WHEREOF, this Amendment has been executed as of the date set forth above by a duly authorized officer of each party.

HUNTINGTON NATIONAL BANK

By:	/s/ Kevin Speert
Name:	Kevin Speert
Title:	Vice President

SPIRIT OF AMERICA INVESTMENT FUND, INC.

By:	/s/ Alan P. Chodosh
Name:	Alan P. Chodosh
Title:	Treasurer

EXHIBIT A

APPENDIX B

Series of the Corporation

Spirit of America Real Estate Income and Growth Fund, Class A Shares and Class C Shares

Spirit of America Large Cap Value Fund, Class A Shares and Class C Shares

Spirit of America Municipal Tax Free Bond Fund, Class A Shares and Class C Shares

Spirit of America Income Fund, Class A Shares and Class C Shares

Spirit of America Income & Opportunity Fund, Class A Shares and Class C Shares

Spirit of America Energy Fund, Class A Shares and Class C Shares

This Appendix B, amended as of February 10, 2016, is hereby incorporated and made part of the Custodian Agreement, between the Company and Huntington National Bank, dated September 1, 2012, as amended (the “Agreement”), and replaces any and all prior versions of Appendix B to the Agreement.